                                      November 26, 1996



[Letterhead]
Schnader Harrison Segal & Lewis


Basic U.S. REIT, Inc.
7850 Northwest 146th Street
Suite 308
Miami, Florida  33016

          Re:  BASIC U.S. REIT, INC
               --------------------

Ladies and Gentlemen:

          You have requested our opinion concerning: (a) the ability of Basic U.S. REIT, Inc. (the "Corporation") to qualify as a real estate investment trust ("REIT") under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) the presentation of the material tax consequences to the Corporation and its stockholders of the tax discussion in the Registration Statement on Form S-11 (File No. 333-13153), which the Corporation filed on October 1, 1996 with the Securities and Exchange Commission, including Amendment No. 1 to the Registration Statement filed on the date hereof (the "Registration Statement"). Capitalized terms used but not defined herein have the meanings specified in the Registration Statement.


          We have examined the Registration Statement, the Corporation's Amended and Restated Articles of Incorporation, and such other documents as we considered necessary or appropriate for purposes of issuing our opinions. We also received certain representations from officers of the Company, including the representations set forth in a representation letter, dated the date hereof executed by a duly approved officer of the Corporation (the "Representation Letter"). In rendering the opinions set forth below, we have relied upon such documents and representations without undertaking any independent verification of the accuracy or completeness of those matters.


          In our review, we have assumed that each representation and all other information that we reviewed is true and correct in all material respects and will remain true and correct, that all obligations imposed by any documents and the parties have been or will be performed, that the Registration Statement and other information fairly describes the past and expected future actions of the parties, and that the Corporation has been and will be operated in a fashion consistent with the expectations described in the Registration Statement and in

Basic U.S. REIT, Inc.
November 26, 1996
Page 2


the Representation Letter. We have not made an independent verification of the accuracy or completeness of those matters.

          Based on the documents, representations, and assumptions set forth above, and the discussion in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) Commencing with the Corporation's taxable year ending December 31, 1997, the Corporation will qualify to be taxed as a REIT pursuant to sections 856 through 859 of the Code, and the Corporation's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. No assurance can be given that the Corporation will qualify as a REIT for any particular period, however, because that determination involves factual determinations as to whether the Corporation actually complies with the various requirements of the Code necessary for the Corporation to qualify as a REIT.

          (b) The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" are fairly presented in all material respects, and the discussion thereunder fairly summarizes the material U.S. Federal income tax matters and consequences to the stockholders.

          We will not review on a continuing basis the Company's compliance with the documents or the assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code, the Canada-U.S. Income Tax Convention (the "Treaty"), as amended by a revised protocol that entered into force November 9, 1995 (the "Protocol"), U.S. Treasury Regulations, published administrative interpretations, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Corporation from qualifying as a REIT.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Schnader Harrison Segal & Lewis under the caption "U.S. Federal Income Tax Considerations" in the Registration Statement.

Basic U.S. REIT, Inc.
November 26, 1996
Page 3


          The foregoing opinions are limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                  Very truly yours,

                                  /s/ Schnader, Harrison, Segal & Lewis

                                  SCHNADER HARRISON SEGAL & LEWIS